Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 27, 2008, relating to the consolidated financial statements and financial statement schedule of ICO Global Communications (Holdings) Limited and subsidiaries (a development stage enterprise) (which report related to the consolidated financial statements and financial statement schedule expresses an unqualified opinion and includes emphasis of matter paragraphs relating to the Company being in the development stage and the restatement of the 2005 and 2006 financial statements, and an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes an Interpretation of FASB Statement No. 109, on January 1, 2007), and the effectiveness of ICO Global Communications (Holdings) Limited and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of ICO Global Communications (Holdings) Limited and subsidiaries for year ended December 31, 2007, and to reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Seattle, Washington
July 2, 2008